Exhibit 10.14

David J. Mazzo, PhD President & CEO Mark Land CEO

David J. Mazzo, PhD President & CEO Mark Land CEO

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This Exclusive License and Collaboration Agreement (the **"Agreement"**) is entered into as of the 30th day of November, 2024 (hereinafter **"Effective Date"**), by and between Lisata Therapeutics, Inc., a Delaware corporation, with an address of 110 Allen Road, 2nd Floor, Basking Ridge, NJ 07920 (**"Licensor"**) and Kuva Labs, Inc. a wholly-owned subsidiary of Mi2 Holdings, LLC, with an address of 1700 Post Oak Blvd, Suite 600, Houston, TX 77056 (**"Licensee"**). Licensor and Licensee may hereinafter be individually referred to as a **"Party"** or collectively as **"Parties."**

RECITALS

WHEREAS, Licensor is a company engaged in the research and development of therapeutics for the treatment of advanced solid tumors and other major diseases, and is the owner of or has control of the Licensed Patents (as defined below) and Licensed Know-How (as defined below);

WHEREAS, Licensee desires to obtain a royalty bearing exclusive license under the Licensed Patents and the Licensor Know-How (as defined below);

WHEREAS, Licensor is willing to grant a royalty bearing, exclusive license to the Licensed Patents and the Licensed Know-How to Licensee on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) hereto hereby expressly agree as set forth below.

ARTICLE 1 – DEFINITIONS

1.1 **"Affiliates"** means any Person of which (a) more than fifty percent (50%) of the voting stock or other equity ownership thereof, whether directly or indirectly, is owned or controlled by, or under common control with, Licensee. or which owns or controls more than fifty percent (50%) of the voting stock or other equity ownership of Licensee, provided that, in either of the foregoing, if less than fifty percent (50%), the maximum percentage permitted by law, or (b) has other comparable ownership interest with respect to any Person other than a corporation, or (c) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of such Person.

1.2 **"Applicable Law"** means, with respect to a given country or region, the applicable Laws that may be in effect from time to time in such region and that relate to a Party's activities under this Agreement, including any Laws of the Regulatory Authorities of such country or region.

1.3 **"Background IP"** means any and all data, results, discovery, finding, process improvement, method, composition of matter, article of manufacture, patentable or

otherwise, that are developed, invented, reduced to practice, generated, owned, or otherwise controlled by either Party outside of this License Agreement.

1.4 **"Bankruptcy Code"** means Title 11, U.S. Code or foreign equivalent laws.

1.5 **"Business Day"** means a day on which banking institutions in the United States are open for business.

1.6 **"Certepetide (aka LSTA1 or CEND-1)"** means Licensor's proprietary compound, as defined further under **"Licensed Product"**

1.7 **"Change of Control"** means with respect to either Party:

(i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party;

(ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or

(iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party.

The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party's Affiliates (whether in existence as of or at any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the **"Acquirer"**

1.8 **"Clinical Supply Agreement"** means the schedule, terms and conditions set forth in **Exhibit A** attached hereto.

1.9 **"CMC Information"** means information related to the chemistry, manufacturing and controls ("CMC") of the Licensed Products, as specified by applicable Regulatory Authorities.

1.10 **"Commercially Reasonable Efforts"** means efforts and resources consistent with product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety or efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors.

1.11 **"Confidential Information"** means any non-public information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, licensees, sublicensees, investors or business, whether in oral, written, graphic, electronic, or any other form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such disclosure. To avoid any doubt, the

existence of and any terms and conditions of any Sublicense provided hereunder shall be considered as Confidential Information.

1.12 **"Control," "Controls," or "Controlled"** when used in reference to any particular subject matter including Patents, Know-How, tangible materials or other Intellectual Property Rights, means the legal authority or right of a Party to grant a license or sub license to such subject matter to another Party, or to otherwise provide such other Party the right to access and use such subject matter, whether arising by ownership, license, or other authorization, without breaching the terms of any written agreement with a Third Party under which such Party first acquired rights to such subject matter, or misappropriating the proprietary or trade secret information of a Third Party.

1.13 **"Cover(ed)"** shall mean, with respect to any Licensed Patent and the subject matter at issue, that, but for an ownership right or license granted under a Valid Claim of such Licensed Patent, the development, manufacture, use, sale, offer for sale, importation, or other commercialization of the subject matter at issue would infringe such Valid Claim.

1.14 **"Data"** means all data, including CMC data, experimental data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement.

1.15 **"Development"** means all development activities necessary or useful to obtain or maintain Regulatory Approval for the Licensed Product, including all non-clinical studies and clinical trials of the Licensed Product, distribution of the Licensed Product for use in clinical trials, statistical analyses, and the preparation and submission of Regulatory Materials for, and all regulatory affairs, related to the Licensed Product.

1.16 **"FDA"** means the United States Food and Drug Administration or any successor agency thereto.

1.17 **"Field" or "Licensed Indications"** means the evaluation, use and commercial sale of Certepetide as a targeting agent and/or to enable the delivery and MR direct imaging of Licensee's NanoMark™ technology in tumors.

1.18 **"First Commercial Sale"** means with respect to any Licensed Product and any Region in the Territory, the first sale of such Licensed Product, for use in the Field, to a third party in such Region, after such Licensed Product has been granted Regulatory Approval for use in the Field by the competent Regulatory Authorities in such Region.

1.19 **"Foreground IP"** means any and all data, results, discovery, finding, process improvement, method, composition of matter, article of manufacture, patentable or otherwise, that are developed, invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or Sub licensees, including all right, title and interest in and to the corresponding Intellectual Property Rights therein.

1.20 **"Governmental Authority"** means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial,

legislative, police, regulatory or taxing authority or power, and any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.21 **"IND"** means an investigational new drug application filed with the FDA, or any similar application filed with a Regulatory Authority in a country outside the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.22 **"Intellectual Property Rights"** means any and all proprietary rights provided under: (a) patent law, including any Patents; (b) copyright law; (c) trademark law, or (d) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions (whether or not patentable), or Know-How, or the expression or use thereof.

1.23 **"Know-How"** means any proprietary scientific or technical information, inventions, discoveries, results and data of any type whatsoever, in any tangible or intangible form, including inventions, discoveries, databases, safety information, practices, methods, instructions, techniques, processes, drawings, documentation, specifications, formulations, formulae, knowledge, know-how, trade secrets, materials, skill, experience, test data and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, including pharmacological, pharmaceutical, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, physical and analytical, safety, quality control data, manufacturing, and stability data, studies and procedures, and manufacturing process and development information, results and data and other technologies or subject matters of any kind in each case that are generally not publicly known relating to Certepetide or the Licensed Patents.

1.24 **"License Fee or Upfront Payment"** means the one-time, non-creditable, non-refundable amount of USD $1,000,000.

1.25 **"Licensed Know-How"** means the Licensed Licensor Know-How.

1.26 **"Licensed Patents"** means any and all Patents that are Controlled by Licensor or its Affiliates, as of the Effective Date or after the Effective Date during the term of the Agreement, that claim or cover the making, having made, using, selling, offering for sale, importation or exportation (as between the relevant Regions) of Certepetide or Licensed Products in the Field in the Territory. The Licensed Patents in existence as of the Effective Date are set forth on **Exhibit B** hereto, which shall be updated as needed from time to time during the Term.

1.27 **"Licensed Product"** shall mean, subject to the below limitation, any pharmaceutical preparation in the Field (i) the manufacture, use or sale of which would infringe any Valid Claim but for an ownership right or license granted thereto; or (ii) which otherwise contains Certepetide and all derivatives and modifications thereof, the manufacture, use or sale of which would infringe the trade secret rights of the Licensed Know-How transferred to Licensee under this Agreement. Subject to the foregoing, "Licensed Product" shall also be deemed to include all expansions, improvements and modifications thereon made and

covered under a Valid Claim by or on behalf of Licensee or an Affiliate or otherwise owned or controlled by Licensee or an Affiliate.

1.28 **"Licensed Technology"** means the Licensed Patents and Licensed Know-How.

1.29 **"NanoMark™ technology"** means the direct MR imaging of nanopolymers and their derivatives

1.30 **"Net Sales"** means the gross amount invoiced and/or received by Licensee or any Affiliate or Sublicensee for or in connection with sales of the Licensed Product(s) to any person, entity or party that is not an Affiliate or Sublicensee, after deduction of all the following to the extent applicable to such sales:

(i) all customary trade, case and quantity credits, discounts, refunds or rebates reflected in written documentation;

(ii) actual allowances or credits for returns, including without limitation amounts received for sales which become the subject of a subsequent temporary or partial recall by a regulatory agency for safety or efficacy reasons outside the control of Licensee to the extent that each is included in Licensee's, an Affiliate's and/or a Sublicensee's billings, provided, however, that amounts set aside for temporary recalls are added back to Net Sales should the temporary recall be cancelled;

(iii) cost of freight, postage, and freight insurance, (if paid by seller) to the extent that each is included in Licensee' s, an Affiliate 's and/or a Sublicensee's billings; and

(iv) sales taxes, value added taxes, excise taxes, and customs duties directly imposed and with reference to particular sales.

A sale or transfer to an Affiliate or a Sublicensee for re-sale by such Affiliate or Sublicensee shall not be considered a sale for the purpose of this provision but the resale by such Affiliate or Sublicensee shall be a sale for such purposes. Any amounts received by Licensee, its Affiliates and/or Sublicensees in exchange for Licensed Products transferred or provided to any person or entity for use in testing, clinical trials, or as marketing samples to develop or promote the Licensed Products are included in the definition of Net Sales.

Net Sales amounts shall be determined from the books and records of the Licensee or any Affiliate or Sublicensee and maintained in accordance with **U.S. GAAP**. Further, in determining such amounts, Licensor will use its then-current standard procedures and methodology, including Licensor's then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of Licensee or any Affiliate or Sublicensee, such similar methodology, consistently applied.

1.31 **"Patent(s)"** means: (a) patents and patent applications; (b) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications; and (c) any and all foreign equivalents of the foregoing.

1.32 **"Person"** means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.33 **"Phase I Clinical Trial"** means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.34 **"Phase II Clinical Trial"** means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.35 **"Phase III Clinical Trial"** means a clinical trial of a Product generally consistent with 21 C.F.R. § 312.21(a) (or the non-United States equivalent thereof).

1.36 **"Product"** means Certepetide, an iRGD peptide that triggers the CendR active transport mechanism to selectively target and deliver anti-cancer drugs to solid tumors. For the avoidance of doubt, Product shall also include any and all analogs of Certepetide covered under Licensor's Intellectual Property Rights.

1.37 **"Regulatory Approval"** means, with respect to a particular region, any approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the commercial sale of a Licensed Product in such region.

1.38 **"Regulatory Authority"** means, in a particular region, any applicable Governmental Authority involved in granting Regulatory Approval in such region.

1.39 **"Regulatory Materials"** means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture and commercialize Licensed Product in a relevant region.

1.40 **"Royalty Period or Term"** means the period commencing upon the First Commercial Sale in the Territory and will continue, on a Region-by-Region basis, until the later of: (i) the expiration of the last Valid Claim, (ii) expiration of any form of regulatory exclusivity covering such Product, or (iii) fifteen (15) years from the date of first commercial sale of such Product for the Field.

1.41 **"Sales"** means, the sale, lease or other transfer for monetary value of Products to any Third Party (including, for the avoidance of doubt, any distributor). For the purposes of this Agreement, a "Sale" shall be deemed to occur upon the earlier of (a) the date of an invoice for a Product, and (b) the date on which a Product is shipped for delivery to any Third Party.

1.42 **"SBP"** means Sanford Burnham Prebys Medical Discovery Institute, a California 501(c)(3) corporation, having an address at 10901 North Torrey Pines Road, La Jolla, CA 92037.

1.43 **"SBP License Agreement"** means the exclusive license agreement entered into by SBP and Licensor dated December 1, 2015 and its subsequent amendment agreements.

1.44 **"Sublicense"** means an agreement into which Licensee enters with a third party for the purpose of (i) granting certain rights under and to use the Licensed Technology to make, use or sell Licensed Product; (ii) granting an option to exercise such rights; or (iii) forbearing the exercise of any rights, granted to Licensee under this Agreement.

1.45 **"Sublicensee"** shall mean, with respect to any Licensed Product, a third party that obtains a Sublicense.

1.46 **"Sublicensing Revenue"** means consideration of any kind and in any form received by Licensee or its Affiliates in consideration of Sublicenses granted pursuant to this Agreement, except for the following exclusions: (i) payment or reimbursement for direct research costs applied to Licensed Technology and conducted by or for Licensee, including costs of materials, equipment, or clinical testing, provided: a) such payments or reimbursements are at fair-market value for the research performed; and b) the costs to be reimbursed or paid for, are incurred after the effective date of an agreement with a Sublicensee: and c) Licensee is obligated to perform such research under the agreement with Sublicensee; and d) such payments are characterized as reimbursement or payment as the case may be, in all accounting practices performed by or on behalf of Licensee and the Sub licensee, (ii) an equity investment in or debt financing of Licensee (except to the extent such payments exceed the fair market value of such securities on the date of receipt); (iii) as payment of or reimbursement for Patent prosecution or maintenance expenses actually incurred by Licensee, provided such payments are characterized as such payment in all accounting practices performed by or on behalf of Licensee; (iv) royalties and other payments received by Licensee from Sublicensees associated with sales of Licensed Products by the Sublicensees for which Licensee is obligated to pay a royalty to Licensor pursuant to Section 7 .2 of this Agreement; and (v) milestone payments received by Licensee from Sublicensees for any of the milestones for which Licensee is obligated to pay a milestone payment to Licensor pursuant to Section 7.2.1 and Section 7.2.2 of this Agreement.

1.47 **"Territory"** means worldwide, and specific geographies governed by a uniform Regulatory Authority shall be referred to herein as a **"Region"**).

1.48 **"U.S. GAAP"** means United States Generally Accepted Accounting Principles

1.49 **"Valid Claim"** means a claim of (i) a pending patent application included within the Licensed Patents, which claim is pending in good faith; or (ii) an issued patent included within the Licensed Patents, which claim has not lapsed, been canceled or become abandoned and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that, with respect to claims of a pending patent application, if any such pending claim has not issued as a claim of an issued patent within five (5) years after the filing date from which such patent application takes priority, such pending claim shall not be a Valid Claim for purposes of this Agreement, unless and until, subsequent to such five (5) year period, such pending claim is issued as a claim of an issued and unexpired patent.

ARTICLE 2 – GRANT OF LICENSE

2.1 **License Grant.** Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates:

2.1.1 an exclusive license in the Territory, with the right to grant and authorize sublicenses, under the Licensed Patents and Licensed Know-How to research, make, have made, use, sell, offer for sale, import and otherwise exploit Licensed Products in the Field in the Territory during the Term.

2.1.2 a non-exclusive license in the Territory to use the Licensed SBP Patents and Licensed SBP Know-How to research, make, have made, use, sell, offer for sale. import and otherwise exploit Licensed Products in the Field in the Territory during the Term.

2.2 **Sublicensing.** The Licensee shall have a right to sublicense the Licensed Technology in accordance with this Section 2.2 and the terms of this Agreement.

2.2.1 For so long as Licensee is in full compliance with all of its obligations under this Agreement, Licensee may grant sublicenses under the Licensed Technology, but only to the extent necessary to develop, make, have made, use, sell, offer for sale, have sold and import Licensed Products in the Territory for use in the Field. Prior to the granting of any Sublicense, Licensee will provide Licensor with written notification of the name of the intended Sublicensee, a brief description of the company, as well as a detailed term sheet containing the financial terms, the territory and all the relevant legal terms of the Sublicense. Licensee agrees to forward to Licensor a copy of each fully executed Sublicense either postmarked or sent via email within thirty (30) days of execution of such agreement. Any such sublicense sent by email will be deemed to have been received at the time shown in a delivery confirmation report generated by the sender's email system.

2.2.2 Licensee will be responsible for its Sublicensees' compliance with the terms of this Agreement, and Licensee will not grant any rights which are inconsistent with the rights granted to and obligations imposed on Licensee under this Agreement. Any act or omission of a Sublicensee, which would be a breach of this Agreement if undertaken or omitted by the Licensee, will be deemed to be a breach by Licensee of this Agreement. With respect to Sublicense, Licensee shall:

(i) not receive, or agree to receive, anything of value in lieu of cash as consideration for the grant of the Sub license from a third party without the express written consent of Licensor;

(ii) grant any Sublicensee the right to further sublicense;

(iii) include an audit right by Licensor of the same scope as provided in

Section 7.10.;

(iv) to the extent applicable, include the relevant rights of and obligations due to Licensor (and if applicable, SBP's rights) and contained in this Agreement;

(v) in the event of a breach by a Sublicensee, either

a. cure such breach in accordance this Agreement; or
b. enforce its rights by terminating such Sub license in accordance
c. with the terms thereof;

(vi) require its Sublicensees to keep records and submit reports to Licensee of the same type and at the same time as required of Licensee under Section 4.5; and

(vii) collect and guarantee payment of all payments due, directly or indirectly, to Licensor from Sublicensees and summarize and deliver all reports due, directly or indirectly, to Licensor from Sublicensees.

2.2.3 Termination of the license granted to Licensee under any of the provisions of Section 12 of this Agreement will terminate all Sublicenses that may have been granted by Licensee, unless any Sublicensee elects to continue its Sublicense by advising Licensor in writing, within thirty (30) days of the Sublicensee's receipt of written notice of such termination, of its election, and of its agreement to assume with respect to Licensor all of the obligations (including obligations for payment) of Licensee contained in this Agreement. Any Sublicense granted by Licensee will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of Sublicenses.

2.3 **Reserved Rights.** The license grant set forth in Section 2.1 will be further subject to, restricted by and non-exclusive with respect to:

2.3.1 the use of inventions described or claimed in the Licensed SBP Patents by SBP for academic institutions or other third parties for non-commercial research, teaching and other educational purposes only; such non-commercial research use of the Licensed SBP Patents by third parties in the Field shall be subject to the terms of SBP's standard Material Transfer Agreement, which is at least as restrictive as the Uniform Biological Material Transfer Agreement (UBMTA). Licensor shall inform Licensee of any executed SBP Material Transfer Agreement in the Field. The terms "Material Transfer Agreement" and "UBMTA" as noted in this provision shall have the same meanings with these terms as included in the SBP License.

2.3.2 the use of inventions described or claimed in the Licensed SBP Patents by the

inventors thereof for non-commercial research purposes at academic or not-for-profit research institutions; and

2.3.3 any license of inventions described or claimed in the Licensed SBP Patents that SBP is required by Applicable Law to grant to the United States of America or to a foreign country or agency thereof, pursuant to an existing or future treaty between the United States of America and any foreign country.

2.4 **No Other Rights.** The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth in Section 2.1, to Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.

2.5 **Exclusivity.** During the Term, Licensor shall not, directly or indirectly, either by itself or with or through any of its Affiliates or any third party (including via any arrangement or series of arrangements with a third Party), Develop, manufacture or commercialize any Licensed Product in the Territory.

ARTICLE 3 – GOVERNMENTAL COMPLIANCE

3.1 **Compliance with Laws.** Licensee shall at all times during the Term and for so long as it sells imports, exports, manufactures, uses, develops, distributes, markets or otherwise commercially exploits Licensed Products and/or Licensed Technology comply and require its Affiliates and Sublicensees to comply with all Applicable Laws that control the impo1t, export, manufacture, use, development, sale, marketing, distribution and other commercial exploitation of Licensed Products and/or Licensed Technology or any other activity undertaken pursuant to this Agreement.

3.2 **Governmental Approval or Registration.**

3.2.1 If this Agreement is required by the Laws of any Region in the Territory to be either approved or registered with any Governmental Authority, Licensee shall assume all legal obligations to do so, and Licensor shall provide all reasonable assistance and cooperation in connection therewith. Licensee shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process and shall additionally reimburse Licensor all of Licensor's reasonable out-of-pocket costs associated with Licensor's reasonable assistance and cooperation as required hereunder.

3.2.2 In the event that this Agreement is required to be filed or approved by the U.S.

government prior to execution, and Licensor fails to obtain such approval, or the transaction contemplated by this Agreement is prohibited by U.S. laws and regulations (including but not limited to the Export Administration Act of the United States of America and any related Laws) in effect on the Effective Date, then the Parties shall terminate this Agreement and the provisions of Section 12. 7 shall apply. In the event that following the Effective Date U.S. laws and regulations (including but not limited to the Export Administration Act of the United States of America and any related Laws) are amended to prohibit the transaction contemplated by this Agreement, then Section 13.8 shall apply.

ARTICLE 4 – DEVELOPMENT

4.1 **Commercially Reasonable Efforts.** Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee shall be solely responsible for the development of Licensed Products in the Field in the Territory, at its own cost and expense, including all pre-clinical, non-clinical and clinical studies and collection of CMC Information, as necessary to obtain Regulatory Approval for Licensed Products in the Territory. Licensee shall use its Commercially Reasonable Efforts to develop and commercialize Licensed Products on a schedule that is consistent with sound and reasonable business practices and judgment. Such efforts include, but are not limited to:

4.1.1 maintaining a continuous effort for development, manufacture and sale of Licensed Products;

4.1.2 reasonably filling the market demand for Licensed Products following commencement of marketing at any time during the term of the Licensed Agreement; and

4.1.3 obtain all necessary governmental approvals for the use and sale of Licensed Products in the Territory.

4.2 **Specific Milestones.** In addition to the efforts described in Section 4.1, Licensee shall meet the following specific milestones:

4.2.1 file an IND for a Licensed Product within eighteen (18) months of date of the Effective Date; and

4.2.2 dose first patient in a Phase I Clinical Trial in the Territory using the Licensed Product within nine (9) months after approval of the corresponding IND filed by Licensee.

Each of the events specified above will be referred to herein as a **"Milestone Event"**, and Licensee will use its Commercially Reasonable Efforts to achieve each of the Milestone Events

prior to the time deadlines specified above. The efforts of Affiliates and Sublicensees shall be deemed efforts of Licensee for the purpose of determining Licensee's compliance with this Section 4.2.

4.3 **Failure to Achieve Milestone Events.**

4.3.1 If Licensee is unable to meet any of Milestone Events set forth in Section 4.2 above, Licensee shall be entitled to two six (6) month extensions of the delayed, and any other subsequent, milestone upon payment to Licensor of USD $75,000 in each case. If Licensee does not make such payment(s) or, if after the extension(s), on a milestone-by-milestone basis, Licensee fails to achieve the milestone, Licensor shall have the option, in its sole discretion, to modify the Milestone Events or to terminate this Agreement.

4.3.2 Notwithstanding the above, should Licensee fail to meet a Milestone Event as required above due to the failure of Licensor to perform an obligation (including, for example, the Clinical Supply Agreement has not been completed within the agreed timeframe; or Licensor's Data and Regulatory Materials are not shared timely or entirely) under this Agreement, then the time for Licensee to achieve such Milestone Event delayed by Licensor's failure, shall be extended, on a day-by-day basis, by the period commencing with the failure of Licensor to perform its obligation under this Agreement (including failure to meet agreed timeline) following written notice by Licensee of such failure, and ending on the earlier of; (i) Licensor's performance of its obligation under this Agreement noted in Licensee's written notice; or (ii) Licensee's performance of Licensor's obligation under this Agreement noted in Licensee' written notice.

4.4 **Development Records.** Licensee shall maintain complete, current and accurate records of all Data and other information resulting from Licensed Product Development activities conducted by Licensee, its Affiliates and Sublicensees. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes, if applicable. Licensee shall document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Law and in accordance with applicable national and international guidelines. Licensor shall have the right to review and copy such Development records at reasonable times and to obtain access to review the original to the extent necessary or useful for regulatory or patent purposes upon reasonable notice to Licensee and at a time and location mutually acceptable to Licensee.

Notwithstanding anything to the contrary herein, Licensee shall furnish key Development records to Licensor upon Licensor's reasonable request to facilitate Licensor's use of Data and other information therein for regulatory or patent purposes or as otherwise permitted

herein. Licensor shall have exclusive rights, title and interests to all such Development records comprised of the Licensed Patents and Licensed Products and shall have the right to retain copies of all records therewith. All Development records disclosed hereunder are Confidential Information and subject to Section 9 of the Agreement. The ownership of all such Development records vests exclusively in Licensee provided that Licensor shall be entitled to use the same as set forth herein.

4.5 **Reporting.**

4.5.1 Within ninety (90) days of the Effective Date, Licensee shall provide to Licensor a written research and development plan under which Licensee intends to research and develop the subject matter of the license granted hereunder. It is understood and agreed that such plan may be amended by Licensee in view of the results of its research and development activities. Such plan and all amendments thereto shall be Licensee's Confidential Information, and Licensor agrees to hold same in confidence in accordance with Section 9 below.

4.5.2 No later than sixty (60) days after June 30 of each calendar year, Licensee shall provide to Licensor a written annual progress report describing progress on research and development, Regulatory Approvals, manufacturing, marketing and sales during the preceding twelve (12) month period and plans for the forthcoming year (**"Progress Reports"**). Licensee shall also provide any reasonable additional data Licensor requires to evaluate Licensee's performance. All such Progress Reports and additional data shall be Licensee's Confidential Information and held by Licensor in confidence in accordance with Section 9.

4.5.3 If Licensee at any time defaults in providing the written research and development plan or Progress Report when due hereunder and/or fails to provide the written research and development plan or Progress Report within sixty (60) days after Licensee's receipt of written request therefor from Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice to Licensee.

4.6 **Data Exchange.** Each Party shall, at its sole cost and expense, promptly provide the other Party with copies of all Data and access to Regulatory Materials related to all Licensed Products generated by or on behalf of such Party or its Affiliates, their licensees or sublicensees, in the performance of Development activities of the Licensed Products in their respective territories. For the avoidance of doubt, as between the Parties, each Party owns all Data and Regulatory Materials related to all Licensed Products generated by or on behalf of such Party, its Affiliates, their licensees or sub licensees in their respective territories.

ARTICLE 5 – REGULATORY

5.1 **Regulatory Responsibilities.**

5.1.1 Licensee will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with any one or more Regulatory Authorities as necessary to obtain Regulatory Approval for Licensed Products in the Territory, and with the maintenance of any and all Regulatory Approvals.

5.1.2 Licensor shall provide all reasonable assistance and cooperation to Licensee (subject to Licensee's reimbursement of Licensor's reasonable out-of-pocket expenses related thereto), including providing assistance and cooperation for preparation of regulatory application dossiers, if necessary. In order to address specific questions Licensee may receive from a Regulatory Authority in the Territory, Licensor will assist in the preparation of responses based on information that would be found in technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and third party study reports and other CMC related documents not otherwise already provided to Licensee. Any such transfer of CMC Information as set forth in this Section 5.1.2 is conditioned on Licensee establishing appropriate measures or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal and regulatory compliance purposes and not for any other purpose. In furtherance of the foregoing, Licensee shall ensure that any CMC Information provided by or on behalf of Licensor pursuant to this Section 5.1.2 shall only be disclosed to those identified personnel of Licensee (or a designated agreed third party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using such measures or equivalent means.

5.2 **Regulatory Information Sharing.** Licensee shall keep Licensor reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Territory. Upon Licensor’s reasonable request, Licensee shall (a) provide Licensor with the original documents (in the electronic format in which it has been prepared by Licensee), for Licensor's review and comment, of all material Regulatory Materials prepared in connection with obtaining or maintaining any approvals for Licensed Products in the Field in the Territory, reasonably in advance of the submission of such documents to the Regulatory

Authority in the Territory. Licensee shall consider in good faith Licensor's reasonable comments; provided that: (i) such comments are provided sufficiently in advance of Licensee's required submission date; and (ii) nothing herein shall obligate Licensee to adopt or follow such comments except to the extent that failure to adopt or follow such comments would have a material safety concern for the Licensed Products; and (b) shall keep Licensor informed of any material written communication or questions relating to Licensed Products received by Licensee from the Regulatory Authority in the Territory.

5.3 **Regulatory Meetings.** Licensee shall lead all interactions with Regulatory Authorities in the Territory with respect to Licensed Products. Licensee shall keep Licensor reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Territory.

5.4 **Adverse Event Reporting.** Licensor shall hold and maintain the global safety database for Product with respect to information on adverse events concerning the Product, as and to the extent required by Applicable Law. Therefore, Licensee shall, before and during Development of Licensed Products, promptly provide the Licensor with all information that in the reasonable knowledge of Licensee and relevant to the quality, safe and proper handling, storage and use of the Product, or any other information which might reasonably have a bearing on the safety or efficient performance in Development of Licensed Products, including: (i) any actual or suspected problem with, or defect in the Product; and (ii) serious adverse events and adverse reactions relating to the Product.

ARTICLE 6 – PRODUCT SUPPLY AND MANUFACTURING

6.1 **Clinical Supply Agreement.** Licensor will manufacture and supply Product for Licensee to conduct clinical trials via a Clinical Supply Agreement, under which Licensor shall supply Product for clinical use to Licensee at Manufacturing Cost plus carriage, insurance and freight costs incurred by Licensor, with insurance coverage obtained by Licensor exceeding the total amount of the Manufacturing Cost plus carriage, insurance and freight costs for said goods. All Product supplied therein shall be handled in a commercially reasonable manner from source to destination. **"Manufacturing Costs"** means (a) if Licensor or its Affiliate manufactures Product, the actual manufacturing cost of such Product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a third party manufactures Product for Licensor, the actual transfer price paid by Licensor or its Affiliate to such third party for the manufacture of such Licensed Product with a ten percent (10%) markup, thereby ensuring that carriage, insurance and freight costs incurred by Licensor shall be properly accounted for. The schedule, terms and conditions of such Clinical Supply Agreement are set forth in Exhibit A attached hereto.

6.2 **Commercial Supply Agreement.** Within sixty (60) days of Regulatory Approval of the Licensed Product, the Parties shall negotiate in good faith and enter into a commercial supply agreement of Licensed Product to set forth the terms and conditions under which Licensor shall manufacture and supply Product for Licensee for commercial use. For the avoidance of doubt, terms of such commercial supply agreement shall not be materially different from those set forth in the Clinical Supply Agreement provided in Section 6.1. Notwithstanding the foregoing, if Licensor and Licensee fail to agree on a Commercial Supply Agreement or should Licensor be in default of its material obligations under such agreement, then Licensor shall initiate a technology transfer agreement, to set forth the terms and conditions under which Licensor shall transfer to Licensee all documentation of the Licensed Technology that is reasonably necessary or useful for the manufacturing of Licensed Products, and provide technical assistance and support for Licensee to manufacture or have manufactured by a third party contractor engaged by Licensee.

6.3 **General Obligations.** Pursuant to Licensor's obligations set forth in this Section, Licensor shall provide reasonable technical assistance, including on-site training, consulting and access to Licensor's (and its contractors') technical personnel involved in the Development and manufacture of the Licensed Products (subject to Licensee's reimbursement of Licensor's reasonable out-of-pocket costs in rendering such assistance).

ARTICLE 7 – FEES, PAYMENTS, ROYALTIES & REPORTS

7.1 **Upfront Payment.** As partial consideration for the rights granted by Licensor to Licensee pursuant to the terms of this Agreement, Licensee shall pay to Licensor a non-refundable, non-creditable payment equal to One Million Dollars ($1,000,000) within twelve (12) months following the Effective Date, payable in the following schedule:

Amount	Percentage (%) of Upfront Payment	Timing
One Hundred Thousand Dollars ($100,000)	10%	Thirty (30) days following the Effective Date
One Hundred and Fifty Thousand Dollars ($150,000)	15%	Ninety (90) days following the Effective Date
Two Hundred and Fifty Thousand Dollars ($250,000)	25%	One hundred and eighty (180) days following the Effective Date
Five Hundred Thousand Dollars ($500,000)	50%	Three hundred and sixty(360) days following the Effective Date

7.2 **Milestone Events and Milestone Payments.** Licensee shall pay to Licensor the one-time, non-refundable, non-creditable payments set forth in the tables below with respect to the first achievement by Licensed Product of the applicable milestone event:

7.2.1 **Development Milestone Payments.**

Development Milestone Event	Milestone Payment
Regulatory Approval in the United States for the Licensed Indications	One Million Dollars ($1,000,000)
Regulatory Approval in the European Union (or other geography) for the Licensed Indications	Five Hundred Thousand Dollars ($500,000)

7.2.2 **Commercial Milestone Payments.**

Commercial Milestone Event	Milestone Payment
First commercial sale in the United States for the Licensed Indications	One Million Dollars ($1,000,000)
First commercial sale in the European Union (or other geography) for the Licensed Indications	Five Hundred Thousand Dollars ($500,000)
Net Sales exceeding One Hundred Million Dollars ($100,000,000)	One Million Dollars ($1,000,000)
Net Sales exceeding Five Hundred Million Dollars ($500,000,000)	Five Million Dollars ($5,000,000)
Net Sales exceeding One Billion Dollars ($1,000,000,000)	Ten Million Dollars ($10,000,000)

7.2.3 Licensee shall promptly, but not later than fifteen (15) days following achievement, notify Licensor in writing of the achievement of each milestone set forth above.

7.2.4 For the avoidance of doubt, each milestone payment set forth above shall be made only once, regardless of the number of times such milestone is achieved or the number of Licensed Products that achieve such milestone.

7.3 **Royalties.** In addition to the consideration described in Section 7 .1 and Section 7.2,

Licensee shall pay Licensor a flat rate of five percent (5%) of Net Sales of Licensed Products by Licensee and its Affiliates and Sublicensee on a Licensed Product-by-Licensed Product, Region-by-Region (the **"Royalty"**) basis during the Royalty Period. Notwithstanding the Royalty, all Royalties payable pursuant to this Section 7.3 are subject to reduction as further described in Sections 7.3.1 - 7.3.2 below or as expressly stated elsewhere in this Agreement.

7.3.1 **Sublicensing Revenue.** In the event Licensee sublicenses its rights herein, then Licensee shall pay Licensor fifty percent (50%) of any Sublicensing Revenue received by Licensee and its Affiliates during the term of this Agreement.

7.3.2 **Step-Downs.** In any Territory during the Royalty Period for a Licensed Product for which there is no longer a Valid Claim that covers such Licensed Product, the Royalty rates provided in Section 7.3 for the Licensed Product will be reduced in such Territory, on a Region-by-Region basis, by fifty percent (50%) for such Licensed Product (in addition to any reductions in Section 7.3.1 and thereafter for the remainder of the Royalty Period.

7.4 **Reports and Payments.**

7.4.1 Within ten (10) days of each calendar quarter after the earlier of the following events:

(i) First Commercial Sale in the Territory; or

(ii) the first quarter in which Sublicensing Revenues are received by Licensee, and following termination for so long as Net Sales of Licensed Products take place as permitted, and within thirty (30) days of expiration of this Agreement, Licensee shall provide Licensor a report of Net Sales of Licensed Products and Sublicensing Revenues, as applicable, in sufficient detail to permit Licensor issue an invoice for the royalties due to Licensor and Licensor's portion of Sublicense Revenue for such quarter, including:

(a) the amount of gross sales and Net Sales of Licensed Products, as applicable, on a Region by Region basis in the Territory,

(b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales,

(c) a calculation of any reduction to the royalties as permitted hereunder,

(d) a calculation of the amount of royalties due to Licensor in U.S. Dollars, including the application of any exchange rate used,

(e) the Sublicensing Revenues received by Licensee and its Affiliates in such quarter, and

(f) a calculation of the amount due for Licensor's portion of Sublicensing Revenues due to Licensor in U.S. Dollars, including the application of any exchange rate used.

7.4.2 Payment of the royalties specified in Section 7.3 and Licensor's portion of any Sublicense Revenue specified in Section 7.3.1 shall be made by Licensee to Licensor on a quarterly basis after First Commercial Sale in the Territory or after the first Sublicensing Revenues are received by Licensee, if earlier, within thirty (30) days after receipt of Licensor's invoice, but no later than forty five (45) days following the end of each calendar quarter except in the event that Licensor fails to issue and send the invoices to Licensee within fifteen (15) days following the end of the applicable calendar quarter, and in each case will cover the quantity of Licensed Products sold by Licensee and/or its Affiliates or Sublicensee, as appropriate, and Sublicensing Revenue received by Licensee and its Affiliates, during the preceding calendar quarter. After termination or expiration of this Agreement, a final payment shall be made by Licensee covering the whole or partial calendar quarter.

7.5 **Failure to Make Payments**. In the event Licensee fails to make any payment due and payable to Licensor hereunder, including but not limited to royalties and milestone payments, Licensor may, at its sole option, terminate this Agreement, in accordance with the procedures and cure provisions of Section 12.3.1.

7.6 **Form of Payment.** All payments due hereunder are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to Licensor, or to the account of Licensor at such other bank as Licensor may from time to time designate by written notice to Licensee. As of the Effective Date of this Agreement, the designated bank account for receiving all payments due hereunder by Licensor is as follows:

Bank Name: CHASE BANK

Account Number: 555080691

Bank Routing Number: 021000021

SWIFT Code: CHASUS33

For any changes to the designated bank account above during the Term, Licensor will be immediately notify Licensee by a written notice.

7.7 **Interest.** If any payment properly due under this Agreement and not subject to a good faith dispute is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of 0.05% per day (as reported in The Wall Street Journal (Eastern U.S. edition)) or the maximum rate allowable by Applicable Law, whichever is less, until the late payment is fully paid. Each such late payment when made shall be accompanied by all interest so accrued. Notwithstanding the foregoing, the interest set forth in this Section 7.7 shall not apply if the payment is delayed due to government restriction on currency conversion or transfer of funds out of the Territory. Said interest and the payment and acceptance thereof shall not negate or waive the right of Licensor to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

7.8 **Exchange Rate.** Conversion of payments from any foreign currency shall be made at the rate of exchange reported in The Wall Street Journal (on website: https://www.wsj.com/market-data/currencies/exchangerates or such successor URL as may be used by The Wall Street Journal during the term of this Agreement) on the last business day of the applicable calendar quarter.

7.9 **Taxes.**

7.9.1 All payments due to Licensor shall be paid free and clear of any and all taxes arising, assessed or payable with respect to such payments except for any withholding taxes required by Applicable Law. Except as provided in this Section 7.9.1, Licensor shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from payments and remitted by Licensee) levied on account of or measured in whole or in part by reference to, any Payments it receives.

7.9.2 If any payment by Licensee to Licensor is subject to any withholding or similar taxes collected at the source, which Licensor or Licensee is required to pay, or Licensee is required to withhold, Licensee shall:

(i) pay Licensor a sum as to yield to Licensor, after payment of such taxes, the full net amount due under other provisions of this Agreement; and

(ii) pay such taxes and file returns regarding such taxes under the relevant rules and legislation to the applicable Governmental Authority in the Territory. Licensor will issue the corresponding invoices reflecting the full net amount due under other provisions of this Agreement and any such withholding or similar taxes collected at the source as separate line items

in the notes section of the said invoices, following the format designed and provided by Licensee for such invoices, provided that such format does not violate Applicable Laws governing the issuance of such invoices and would not impose on Licensor any additional tax burden or additional costs.

7.10 Records And Inspection.

7.10.1 Licensee shall maintain or cause to be maintained a true and correct set of records pertaining to the Net Sales of Licensed Products by Licensee and/or its Affiliates or Sublicensee under this Agreement. Such records shall be kept at Licensee's principal place of business or the appropriate principal place of business of the appropriate Affiliate or Sublicensee to which this Agreement relates.

7.10.2 During the term of this Agreement and for a period of three (3) years thereafter, Licensee agrees to permit an independent certified public accountant or other independent agent selected and paid by Licensor, and reasonably acceptable to Licensee, to have access during ordinary business hours to such records as are maintained by Licensee, or its Affiliates or Sublicensee, as may be necessary, in the opinion of such party, to determine the correctness of any report and/or payment made under this Agreement. For clarity, such audit shall be conducted pursuant to GAAP accounting principles or standards. Such party shall not report to Licensor any information other than as to the correctness of any such report or payment. Such audits may be exercised no more than once in any twelve (12) month period upon at least thirty (30) days prior written notice to Licensee. Any and all information learned or acquired by Licensor's agent or accountant pursuant to any such inspection shall be treated the same as Confidential Information of Licensee, in accordance with the provisions of Section 9 below. Before undertaking any such inspection, Licensor's agent or accountant shall agree in writing to be bound by the terms of this Section 7.10 and Section 9. Licensor shall bear the full cost of such audit unless the audit reveals an underpayment of royalty by more than five percent (5%). The cost of the audit shall be paid by Licensee if the discrepancy is an underpayment of royalty by more than five percent (5%); if the discrepancy is an overpayment, Licensor shall refund to Licensee the amount of such overpayment within fifteen (15) days after the audit; If the discrepancy is an underpayment, Licensee shall pay any unpaid amount due to Licensor within thirty (30) Business Days of the completion of the audit plus a simple interest at the rate set forth in Section 7.7 on the amount due to Licensor.

7.11 **Responsibility for Upstream Licenses.** For the avoidance of doubt, as between the

Parties, Licensor will be solely responsible for any payments under the upstream licenses resulting from the Development, manufacture, or commercialization of the Licensed Products in the Field in the Territory under this Agreement.

ARTICLE 8 – INTELLECTUAL PROPERTY

8.1 **Inventorship.** Inventorship as between the Parties will be determined in accordance with U.S. patent laws. All such determinations shall be documented to ensure that the Patent claims in any divisional or continuation patent applications reflect appropriate inventorship.

8.2 **Ownership of Intellectual Property Rights.**

8.2.1 **Background Intellectual Property.** Each Party shall own and retain all rights, title and interest in and to any and all information, inventions, patents and other Intellectual Property Rights owned or otherwise controlled by such Party outside of this License Agreement. If any Third Party becomes an Acquirer of Licensor after the Effective Date pursuant to a Change of Control, any Intellectual Property Rights Controlled by the Acquirer before the relevant Change of Control transaction or thereafter during the term of this Agreement will not be considered part of the Licensor Background IP; provided, however, that any Intellectual Property Rights that would otherwise constitute Licensor Background IP and are discovered, created or acquired by or on behalf of the Acquirer after the relevant Change of Control transaction by using any Licensor Product or technology relating to the Agreement will be considered part of the Licensor Background IP.

8.3 **Patent Prosecution and Maintenance.**

8.3.1 During the term of this Agreement, Licensor shall prosecute and maintain Licensed Patents in the Territory using counsel to be chosen by Licensor and to which Licensee shall have no reasonable objection. Upon reasonable request, Licensee shall be provided with copies of all documents relating to the filing, prosecution, and maintenance of Licensed Patents in the Territory with sufficient time ahead of deadline to allow Licensee to review such documents and comment thereon, Licensor shall consider Licensee's comments in good faith prior to filing, provided, however, that if Licensee has not commented on such documents prior to the deadline for filing a response with the relevant government patent office, Licensor shall be free to respond without consideration of Licensee's comments. Licensee shall keep this documentation confidential in accordance with Section 9 herein.

8.3.2 Licensor may cease prosecution or maintenance of any Licensed Patent on a Region-by-Region basis by providing Licensee written notice at least sixty (60) days in advance of any filing or payment due date. If Licensor elects to cease prosecution or maintenance of the relevant Licensed Patent in a Region in the Territory, Licensee shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Licensed Patent and in such Region. If Licensee elects to continue prosecution or maintenance or elects to file additional applications following Licensor's election to cease prosecution or maintenance pursuant to this Section 8.3, Licensor shall transfer or cause to transfer the applicable patent files to Licensee or its designee and execute such documents and perform such acts at Licensee's expense as may be reasonably necessary to allow Licensee to initiate or continue such filing, prosecution or maintenance at Licensee's sole expense. Notwithstanding such filing, prosecution or maintenance of Licensed Patents at Licensee's sole expense, such Licensed Patents shall remain the property of Licensor and subject to the license granted herein.

8.4 **Foreground IP.**

8.4.1 Ownership of all Foreground IP shall follow inventorship. Each Party shall own all Foreground IP generated solely by or on behalf of such Party, including its and its Affiliate's employees, contractors and/or agents.

8.4.2 As between the Parties, any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Licensor and its Affiliates, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the Development, manufacture, or commercialization of any Licensed Product outside of the Territory (**"Licensor Foreground IP"**) shall be solely and exclusively owned by Licensor. For clarity, Licensor Foreground IP shall be included in the Licensed Technology. Licensor shall promptly disclose all such Licensor Foreground IP to Licensee in writing. Notwithstanding the foregoing, Licensee shall have the right to refuse any such Licensor Foreground IP as it may deem necessary or relevant to this Agreement.

8.4.3 As between the Parties, any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Licensee, its Affiliates and any Sublicensees, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the Development, manufacture, or commercialization of any

Licensed Product (**"Licensee Foreground IP"**) shall be solely and exclusively owned by Licensee. Licensee shall promptly disclose all such License Foreground IP to Licensor in writing.

8.4.4 Any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Licensor and Licensee, their Affiliates and respective sublicensees, including their employees, agents and contractors shall be owned by the Parties. For the avoidance of doubt, any Foreground IP pursuant to this Section 8.4.4 shall be excluded from the Licensed Technology.

8.5 **Affiliates, Sublicensees and Subcontractors.** Each Party shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to such Party all Data and Foreground IP generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that such Party can comply with its obligations under this Section 8.

8.6 **Patent Infringement.**

8.6.1 In the event that Licensor or Licensee learns of infringement of potential commercial significance of any Licensed Patent in the Territory, the knowledgeable Party will provide the other:

(i) with written notice of such infringement and

(ii) with any evidence of such infringement available to it (the **"Infringement Notice"**).

During the Term, neither Licensor nor Licensee will notify a possible infringer in the Territory of infringement or put such infringer on notice of the existence of any Licensed Patents without first obtaining consent of the other, which consent shall not be unreasonably rejected or withheld. If Licensee puts such infringer on notice of the existence of any Licensed Patents with respect to such infringement without first obtaining the written consent of Licensor and if a declaratory judgment action is filed by such infringer against Licensor as a result of such notice, then Licensee's right to initiate a suit against such infringer for infringement under Section 8.6.2 below will terminate immediately without the obligation of Licensor to provide notice to Licensee. Both Licensor and Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

8.6.2 If infringing activity of potential commercial significance of any Licensed Patent

is in the Field in the Territory and has not been abated within thirty (30) days following the date the Infringement Notice takes effect, to the extent permitted by Applicable Law, Licensee shall have the first right to institute suit for patent infringement against the infringer. Licensor or its licensors, including, but not limited to, SBP, may voluntarily join such suit, at Licensor's or such other party's cost, as may be agreed by such parties, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee's suit or any judgment rendered in that suit. Licensee may not join Licensor, or its licensors, including, but not limited to, SBP, as a party in a suit initiated by Licensee without their express respective prior written consent. If Licensor, or its licensors, including, but not limited to, SBP, joins Licensor in a suit initiated by Licensee upon the request of Licensee, then, notwithstanding the above, Licensee will pay any costs incurred by Licensor, and its licensors, arising out of such suit, including but not limited to, any reasonable legal fees of counsel that Licensor, or its licensors, respectively select and retain as a representative in the suit. If Licensee shall have no right to institute suit for patent infringement against the infringer under Applicable Laws of a given Region, upon request by Licensee, Licensor shall institute such suit, using a counsel chosen by Licensee, and Licensee shall be the controlling party of the suit and shall pay any costs incurred arising from such suit, including, but not limited to, Licensor's and its licensors, including, but not limited to, SBP's, reasonable out-of-pocket costs, provided Licensor shall obtain Licensee's written consent prior to incurrence of any such costs. Neither Party shall not take any position with respect to such suit in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patents, or compromise or settle any such suit, without the prior consent of the other Party.

8.6.3 If (i) the infringement of the Licensed Patents in the Territory takes place outside of the Field, or, (ii) if the infringement the Licensed Patents in the Territory takes place within the Field, and within sixty (60) days following the date the Infringement Notice takes effect, the infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer or begun negotiations regarding the terms under which Licensee would grant a Sublicense to the infringer, then, in each case, Licensor may institute suit for patent infringement against the infringer. If Licensor or any of its licensors institutes such suit, Licensee may not join such suit without Licensor's consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensor's or its licensors' suit or any judgment rendered in that suit. Licensor and its licensors may not join Licensee in a suit initiated by Licensor or its licensors, as applicable, without

Licensee's prior written consent. Any suit initiated by Licensor or its licensor under this Section, may be settled as determined by Licensor or its licensor, as the case may be, provided any such settlement shall not be inconsistent with or conflicting any rights granted hereunder, including exclusivity provided in Section 2. Further, either Party shall not take any position with respect to such suit in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patents without the prior consent of the other Party.

8.6.4 Except as otherwise provided, the costs and expenses of the Party joining the suit under this Section shall be borne by such Party. Any recovery or settlement received in connection with any suit filed under this Section will first be applied to the out-of-pocket costs of each Party in connection with such suit. In any suit initiated by Licensee, any recovery in excess of litigation costs shall be deemed to be Net Sales and subject to the payment of royalties in accordance with Section 7. Licensor and Licensee agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section.

8.6.5 No agreement may be made by Licensee for purposes of settling litigation or other dispute that will involve any Sublicense in violation of Section 2.2.

8.6.6 Each Party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). The Party controlling the litigation proceedings shall keep the non-controlling Party reasonably informed of the progress of such action.

8.6.7 Any litigation proceedings will be controlled by the Party bringing the suit, except that Licensor's licensors may be represented by counsel of their choice in any suit brought by Licensee. In no event may a Party admit liability or wrongdoing on behalf of the other Party without the respective party's prior written consent.

8.6.8 If a claim is brought by a third party alleging infringement of any Patent or misappropriation of any Know-How of such third party by the Development, manufacture or commercialization of the Licensed Products in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into a "common interest agreement" wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the

claim or assertion and the appropriate course of action. If any such third party claim is in connection with Licensee's use of the Licensed Technology, Licensor may, at its option and expense, either: (i) procure for Licensees the right to continue using such allegedly infringing item; or (ii) replace or modify such allegedly infringing item so that such item becomes non-infringing. Licensee shall make commercially reasonable efforts to cooperate with Licensor's aforementioned endeavors to overcome any such alleged infringement. Where neither option (i) and (ii) is reasonably available, Section 10 shall apply with respect to allocations of risks associated with such claims.

ARTICLE 9 – CONFIDENTIALITY

9.1 **Treatment of Confidential Information.** During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such receiving Party maintains its own proprietary information (but at a minimum each Party shall use reasonable efforts); (b) not disclose such Confidential Information to any third party without prior written consent of the other Party to this Agreement; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. A Party shall have no such obligation with respect to any portion of such Confidential Information which:

(i) is publicly disclosed by the disclosing Party, or is otherwise publicly disclosed without the fault of the receiving Party, either before or after it becomes known to the receiving Party; or

(ii) was known to the receiving Party prior to when it was received from the disclosing Party, as evidenced by contemporaneous written records; or

(iii) is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or

(iv) has been published by a third party which had a right to do so; or

(v) has been independently developed by the receiving Party without the aid, application or use of Confidential Information from the disclosing Party, such independent development being performed solely by persons not having access whatsoever to the disclosing Party's Confidential Information, as evidenced by contemporaneous written evidence of same; or

(vi) is required by law to be disclosed, but then only to the limited extent of such legally required disclosure; provided, however, that the other Party shall be given prompt notice of any such legally required disclosure.

Notwithstanding the foregoing, Licensee may disclose Licensor's Confidential Information to

the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, to (a) prosecute patent applications within the Licensed Patents which Licensee is prosecuting as permitted under Section 8.3 , (b) pursue or defend litigation relating to the Licensed Patents, (c) seek or maintain Regulatory Approval for Licensed Products in the Territory, or (d) for compliance with applicable governmental regulations; provided that, if Licensee intends to make any such disclosure, it shall give reasonable advance written notice to Licensor of such intention. Furthermore, nothing in this Section 9.1 shall be construed to preclude Licensee from disclosing Licensor's Confidential Information to third parties in connection with the development and commercialization of Licensed Products including, without limitation, co-development, comarketing and co-promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this Section 9 .1.

9.2 **Publicity.** Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. The Parties shall issue a mutually acceptable press release regarding the execution of this Agreement as soon as practicable following the Effective Date. The Parties shall work together in good faith to finalize the text of such release and the mechanism for its distribution. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to applicable Governmental Authorities as expressly required under Applicable Law.

ARTICLE 10 – INDEMNITY AND INSURANCE

10.1 **Licensor Indemnification.** Licensor hereby agrees to indemnify and hold harmless Licensee and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the "Licensee lndemnitees") from and against any losses, claims, damages, costs, and expenses (including attorneys' fees) (collectively, "Losses") to which any Licensee lndemnitee may become subject as a result of any claim, demand, action, or other proceeding (each, a "Claim") by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the warranties given by Licensor pursuant to this Agreement; (ii) the development, manufacture, use or sale of Licensed Products outside of the Territory; (iii) the willful misconduct or negligent acts of or violation of Applicable Law by Licensor or its Affiliates; and (iv) a Claim that is based upon the infringement or misappropriation of third party Patents or Know-How solely as a result of Licensee's use or practice of the Licensed Technology itself as permitted in this Agreement

for the development, manufacture and commercialization of a Licensed Product in the Territory, excluding any such Claim as a result of Licensee's use or practice of any other technology that is not licensed to Licensee under this Agreement; but excluding Losses arising from or relating to the breach of this Agreement by Licensee or the gross negligence or willful misconduct of any Licensee Indemnitees.

10.2 **Licensee Indemnification.** Licensee hereby agrees to indemnify and hold harmless Licensor and its Affiliates and their respective directors, officers, researchers, scientists, employees and agents (collectively, the "Licensor lndemnitees") from and against any Losses to which any Licensor lndernnitee may become subject as a result of any Claim by any third party to the extent such Losses arise out of or are incurred in connection with: (i) a breach of any of the warranties given by Licensee pursuant to this Agreement; (ii) the development, manufacture, use or sale of Licensed Products in the Territory; and (iii) the willful misconduct or negligent acts of or violation of Applicable Law by Licensee or its Affiliates; but excluding Losses arising from or relating to the breach of this Agreement by Licensor or the gross negligence or willful misconduct of any Licensor Indemnitees. Without limiting the generality of the foregoing, such indemnity obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, or agents of Licensee, as well as by any customer, patient, hospital, doctor, or member of the general public who buys or uses a Licensed Product. Licensee shall monitor customer complaints and shall be responsible for corrections, withdrawal or alert notices.

10.3 **Indemnification Process.** The Party that intends to claim indemnification under this Section shall promptly notify the indemnifying Party in writing of any Claim in respect of which the indemnified Party intends to claim such indemnification, and the indemnifying Party shall have sole control of the defense and/or settlement thereof, using counsel selected by the indemnifying Party. The indemnity obligations under this Section 10 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the prior express written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnifying Party may not settle or otherwise consent to an adverse judgment in any action with respect to a Claim that diminishes the rights or interests of the indemnified Pa1ty without the prior express written consent of the indemnified Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the indemnifying Party within a reasonable time after notice of any such Claim, or the commencement of any action with respect to such Claim, to the extent prejudicial to the indemnifying Party's ability to defend such Claim, shall relieve such indemnifying Party of any liability to the indemnifying Party under this Section with respect thereto. The indemnified Party, its employees and agents, shall at the indemnifying Party's expense, reasonably cooperate with the indemnifying Party and its legal representatives in

the investigation and defense of any Claim.

10.4 **Insurance.** To the extent compelled by the Applicable Laws in a given Region, Licensee shall for so long as Licensee manufactures, uses or sells any Licensed Product, maintain in full force and effect policies of general liability insurance (with broad form general liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence and a ten million dollar ($10,000,000) annual aggregate. From and after the time that Licensee or any of its Affiliates begin human clinical trials on any Licensed Product, Licensee shall use reasonable commercial efforts to obtain and maintain comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers in an amount which is customarily carried by companies at a comparable stage of development of new pharmaceutical and/or diagnostic products. Such coverage(s) shall be purchased from a carrier or carriers deemed reasonably acceptable to Licensor and shall name Licensor and SBP as additional insureds. Upon request by Licensor, Licensee shall provide to Licensor copies of said policies of insurance.

ARTICLE 11 – WARRANTIES

11.1 **Mutual Representations and Warranties.** Each Party hereby represents and warrants to the other Party, as follows:

11.1.1 It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

11.1.2 (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally;

11.1.3 The execution and delivery of this Agreement, and the license granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constitutional documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or

any of its Affiliates existing as of the Effective Date;

11.1.4 Neither such Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party's obligations hereunder;

11.1.5 Neither such Party nor any of its Affiliates is debarred or disqualified under any Applicable Laws; and

11.1.6 No authorization, consent, approval of a third party, nor any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.

11.2 **Additional Representations and Warranties of Licensor.** Licensor represents and warrants to Licensee as follows:

11.2.1 As of Effective Date, it has the full right and power to grant the license to Licensee as set forth in this Agreement;

11.2.2 to Licensor's knowledge, as of Effective Date, the Licensed Technology is free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreement, encumbrances, charges or claim of any kind except as may be set forth under the SBP License or in effect under Applicable Laws,

11.2.3 As of Effective Date, there is no pending litigation against Licensor or, to Licensor's knowledge, against any upstream licensors (including SBP) or any of their respective Affiliates, that asserts or alleges that the Development, manufacture or commercialization of Product or any Licensed Product in the Field in the Territory infringed or misappropriated the Intellectual Property Rights of a third party; and neither Licensor nor, to Licensor's knowledge, any upstream licensor or their respective Affiliates, has received any written notice threatening any such litigation or claim;

11.2.4 As of Effective Date and thereafter for the duration of the term of this Agreement, Licensor shall not, and shall cause its Affiliates not to grant any third party rights that conflict with the rights granted to Licensee, its Affiliates and Sublicensees under this Agreement;

11.2.5 all maintenance and other fees have been timely and duly paid by Licensor for the Licensed Patents as of Effective Date;

11.2.6 To Licensor's knowledge, the Licensed Patents Listed on Exhibit B constitute all Patent Controlled by Licensor as of the Effective Date that are directly related to, or are necessary or useful to Develop, manufacture, use or commercialize Licensed Product in the Field in the Territory;

11.2.7 To Licensor's knowledge, any necessary documents intended to be transferred constitute all Know-How Controlled by Licensor as of the Effective Date that are directly related to, or are necessary or useful to Develop, manufacture, use or commercialize Licensed Product in the Field in the Territory;

11.2.8 To Licensor's knowledge, Licensor had made available to Licensee, via access to electronic data room, all available material information in its possession or Control concerning the quality, toxicity, safety and/or efficacy concerns existing as of the Effective Date that may materially impair the utility and/or safety of Product in the Field.

11.2.9 Neither Licensor nor any of its Affiliates or its or their respective licensees or sublicensees will employ or use the services of any Person who is debarred or disqualified under any Applicable Laws, in connection with activities relating to any Licensed Product; and in the event that Licensor becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Licensor or any of its Affiliates or its or their respective licensees or sublicensees with respect to any activities relating to any Licensed Product, Licensor will immediately notify Licensee in writing and Licensor will cease, or cause its Affiliates or its or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product; and

11.2.10 Throughout the term of this Agreement, Licensor and its Affiliates

(i) shall remain in material compliance with all terms and conditions of each upstream license in connection with this Agreement, including SBP License;

(ii) shall provide prompt notice to Licensee of its receipt of any written notice that alleges (A) material breach or default by Licensor of, (B) requests a material amendment of, and/or (C) terminates, any upstream license; and

(iii) shall provide to Licensee a copy of each of the foregoing, in all cases,

solely in the event that such material breach, default, amendment and/or termination would have a material impact on Licensee's rights granted under this Agreement.

11.3 **Additional Representations and Warranties of Licensee.** Licensee represents and warrants to Licensor, as of the Effective Date, as follows:

11.3.1 it shall use the Licensed Technology in compliance with all Applicable Laws and guidelines promulgated by Regulatory Authorities in the Territory and with all terms of this Agreement;

11.3.2 Licensee shall make no representations, warranties, guaranties, commitments, statements or covenants to any third party on behalf of Licensor or SBP with respect to any Licensed Technology, and shall not seek to make any third party a third party beneficiary under this Agreement or represent to any third party the existence of any such third party beneficiary rights; and

11.3.3 Neither Licensee nor any of its Affiliates or its or their respective licensees or sublicensees will employ or use the services of any Person who is debarred or disqualified under any Applicable Laws, in connection with activities relating to any Licensed Product; and in the event that Licensee becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Licensee or any of its Affiliates or its or their respective licensees or sublicensees with respect to any activities relating to any Licensed Product, Licensee will immediately notify Licensor in writing and Licensee will cease, or cause its Affiliates or its or their respective sublicensee to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Licensed Product.

11.4 **Disclaimer of Warranties.**

11.4.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS.

11.4.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES OR REPRESENT A TTONS, EXPRESSED OR

IMPLIED, OF THE PATENTABILTTY OF THE LICENSED PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY OR LICENSED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.5 **Limitation of Liability.** NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER EXCEPT FOR DAMAGES ARISING FROM A BREACH OF A PARTY'S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 9 OR A BREACH OF THE LICENSE GRANT OR RESTRICTIONS AS SET FORTH UNDER ARTICLE 2. FOR THE AVOIDANCE OF DOUBT ANY DAMAGE AWARD AWARDED AGAINST A PARTY HEREUNDER WHICH IS INDEMNIFIABLE UNDER THE PROVISIONS OF ARTICLE 10 SHALL BE CONSIDERED DIRECT DAMAGES OF THE INDEMNIFIED PARTY EVEN IF SUCH DAMAGE AWARD INCLUDED THE SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES AWARDED TO THE THIRD PARTY PLAINTIFF IN THE UNDERLYING ACTION.

11.6 **Cap on Damages.**

11.6.1 NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, BUT EXCLUDING ANY AMOUNTS DUE AND PAYABLE BY LICENSEE TO LICENSOR UNDER ARTICLE 7 OF THIS AGREEMENT AS CONSIDERATION OF LICENSE RIGHTS GRANTED TO LICENSEE HEREUNDER AND REIMBURSABLE COSTS PAYABLE UNDER SECTIONS 3.2, 5.1, AND 6.3, AND EITHER PARTY'S INDEMNIFICATION OBLIGATION UNDER SECTION 10 WHICH IS SUBJECT TO THE CAP SET FORTH IN SECTION 11.6.2 BELOW, THE MAXIMUM LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED OR PAID UNDER THIS AGREEMENT.

11.6.2 THE MAXIMUM LIABILITY OF EITHER PARTY UNDER ITS INDEMNIFICATION OBLIGATION UNDER SECTION 10 SHALL NOT EXCEED TWICE THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED OR PAID UNDER THIS AGREEMENT.

ARTICLE 12 – TERM AND TERMINATION

12.1 **Term.** The term of this Agreement ("Term") shall begin on the Effective Date and, unless earlier terminated, shall continue on a Licensed Product-by-Licensed Product and Region by Region basis until the expiration of all of Licensee's payment obligations to Licensor upon the lapse of the Royalty Period.

12.2 **Termination by Notice.** Notwithstanding any provision herein, Licensee may terminate this Agreement in its entirety, at any time by giving Licensor at least sixty (60) days' prior written notice. All rights and obligations of Licensee with respect to such patent(s) and patent application(s) shall terminate.

12.3 **Default Remedies.**

12.3.1 If Licensee at any time defaults in the payment of any sum when due hereunder and fails to make such payment within thirty (30) days after receipt of written notice thereof by Licensor, Licensor may, at its option, terminate this Agreement and all licenses granted herein upon written notice.

12.3.2 If either Party at any time commits a material breach of a material obligation of this Agreement (other than Licensee's payment obligations), including but not limited to, in the case of Licensee, its failure to achieve a Milestone Event in Section 4.2 and subject to Section 4.3, and such breaching Party fails to cure any such material breach within sixty (60) days after receipt of written notice thereof by the non-breaching Party, the nonbreaching Party may, at its option, terminate this Agreement upon written notice.

12.4 **Default for Bankruptcy.** Each Party shall have the right, at its option, to terminate this Agreement in the event that the other Party shall;

(i) file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or
(ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or
(iii) in the event that a receiver or trustee is appointed for the other Party and such Party shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.

12.5 **Effect of Termination or Expiration.**

12.5.1 Upon termination of this Agreement by Licensee pursuant to Section 12.2 hereof or by Licensor pursuant to Section 12.3 hereof for material breach by Licensee or Section 12.4 hereof in the event of bankruptcy, insolvency, dissolution, or receivership proceedings by Licensee, as of the date of termination set forth in Licensee's termination notice (in the case of termination under Section 12.2) or receipt by Licensee of notice of such termination (in the case of a termination under Section 12.3 or 12.4), or upon a termination under Section 13.8.1 , Licensee and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to Licensor and cease production of all Licensed Products; provided, however, that Licensee, its Affiliates and each Sublicensee may dispose of any Licensed Products manufactured as of the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture, and sell them, provided that Licensee shall pay to Licensor running royalties in accordance with Sections 7.2 with respect thereto and otherwise complies with the terms of this Agreement.

12.5.2 Upon Licensee's termination of this Agreement pursuant to Section 12.3.2 for material breach by Licensor, as of the date of receipt by Licensor of notice of such termination, the following shall apply: (1) the license granted to Licensee under Section 2.1, but only with respect to Licensed Licensor Know-How and Licensed Patents that are not Licensed SBP Patents, shall become a fully paid-up, royalty-free, perpetual, transferrable and non-exclusive license, with the right to grant sublicense through all tiers, in the Field in the Territory; (2) any grant back license shall be terminated and all rights of Licensor under Licensee Foreground IP shall revert to Licensee, provided, that upon the written request of Licensor, Licensee shall negotiate in good faith a continuing license to such Licensee Foreground IP on commercially reasonable terms. As the holder and owner of the Regulatory Approvals in the Territory, Licensee shall be solely entitled to any right, title and interest in and to any and all Regulatory Materials, Regulatory Approvals of the Licensed Products in the Field in the Territory. Not later than ten (10) Business Days after the effective date of termination or expiration date of this Agreement, Licensor shall return to Licensee (or, at Licensee's request, shall destroy) all of the Licensee's Confidential Information (including any Licensee Foreground IP) that are in Licensor's possession.

12.5.3 All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of 11 U.S. Code § 365,

licenses of rights to "intellectual property" as defined under 11 U.S. Code § 101 (35A). Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or subsequently equivalent legislation in United States. Upon the commencement of a bankruptcy or other insolvency proceeding of either Party, the other Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and such, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy or other insolvency proceeding elects to continue, and continues, to perform all of its obligations under this Agreement. If not delivered pursuant to the previous sentence, such intellectual property and such embodiments thereof shall be delivered upon the rejection of this Agreement by or on behalf of the non-bankrupt Party upon written request therefor.

12.5.4 The Parties agree that the Agreement shall be treated as if it were terminated by Licensee pursuant to Section 12.3.2 where: (i) Licensor ceases to exist without any successor in law; and (ii) 11 U.S. Code § 365 does not apply to govern the rights and licenses granted hereunder.

12.5.5 Upon expiration of this Agreement, subject to any limitations and restrictions under the Licensor's agreement with SBP covering the Licensed Technology, the licenses of the Licensed Technology granted under Section 2.1 shall become fully paid-up, royalty-free, perpetual, irrevocable, freely transferable, and with the right to grant sublicenses through all tiers.

12.6 **Termination of the license granted to Licensor by SBP.** Under any of the provisions of Section 11 (Term and Termination) of the SBP License will terminate the license of Licensed SBP Know-How and Licensed SBP Patents granted by Licensor under Section 2. I, unless Licensee elects to continue such license by advising SBP in writing, within thirty (30) days of the Licensee's receipt of written notice of such termination from SBP or Licensor, of Licensee's election, and of Licensee's agreement to assume with respect to SBP all of the obligations (including obligations for payment) of Licensor contained in the SBP License Agreement.

12.7 **Effect of Compelled Termination due to Compliance with Applicable Laws.** In the event that this Agreement is terminated as required under Section 3.2.2, the Parties shall negotiate in good faith the specific amount to be returned to Licensee by Licensor with respect to payments made to Licensor, based on fair principle of returning to Licensee amounts paid for which Licensee did not receive the corresponding rights. Should the Parties not be able to agree to such amount to be paid to Licensee by Licensor pursuant to a

termination under Section 3.2.2 within ninety (90) days of such termination, such amount shall be determined by arbitration conducted pursuant to Section 13.11. Payment by Licensor of the amount determined by the Parties under this Section or under Section 13.11, as applicable, shall be Licensor' s sole liability and Licensee's sole remedy with respect to a compelled termination pursuant to Section 3.2.2.

12.8 **No Waiver; Survival.**

12.8.1 No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination.

12.8.2 In addition to the provisions of this Agreement that continue in effect in accordance with their terms, the obligations and rights of the Parties under Sections 1, 2, 3, 7 (for the duration of permitted Net Sales following termination under Section 12.5.1), 8.1, 8.7, 8.9 (unless termination was by Licensee pursuant to Section 12.3.2), 9.1, 10.1, 10.2, 10.3, 11.5, 11.6, 12.5.1, 12.5.2 (but only if termination was by Licensee pursuant to Section 12.3.2), 12.5.3, 12.5.4, 12.5.5, 12.7 (but only if termination was compelled under Section 3.2.4), 12.8.2 and 13 shall survive termination of this Agreement.

12.8.3 In addition to the provisions of this Agreement that continue in effect in accordance with their terms, the obligations and rights of the Parties under Sections 1, 2.1 (subject to Section 12.5.2), 2.4, 2.5 (subject to Section 12.5 .5), 3. l, 7 .9, 7 .11 , 7 .12, 7 .13, 7.14, 7.15, 8.1, 8.7, 8.9, 9.1 , 10.1, 10.2, 10.3, I 1.5, 11.6, 12.5.2, 12.5.5, 12.8.3 and 13 shall survive expiration of this Agreement.

ARTICLE 13 – GENERAL PROVISIONS

13.1 **Use of SBP Names.** Licensee agrees that it shall not use in any way the name "Sanford Burnham Prebys Medical Discovery Institute" or any logotypes or symbols associated with SBP or the names of any of the scientists or other researchers at SBP without the prior written consent of Licensor.

13.2 **Independent Contractors.** The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party without the prior written consent of the other Party. Nothing in this relationship shall be construed to create a joint venture,

agency, partnership, fiduciary or other similar relationship between the Parties.

13.3 **Entire Agreement.** The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof, including, but not limited to the Non-Binding Term Sheet For Agreement For License To Certepetide (AKA LSTA1 or CEND-1) entered into by the Parties and dated the 7th day of October 2024.

13.4 **Non-Waiver.** The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

13.5 **Reformation.** Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. Should any provision of this Agreement be so held to be unenforceable, such provision, if permitted by law, shall be considered to have been superseded by a legally permissible and enforceable clause which corresponds most closely to the intent of the Parties as evidenced by the provision held to be unenforceable.

13.6 **Modification.** No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties hereto and it expressly refers to this Agreement. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Parties.

13.7 **Assignability.** Each Party shall not assign the license granted hereunder or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any attempted

assignment in violation of this Section 13. 7 shall be null and void.

13.8 Force Majeure.

13.8.1 Except with respect to payment obligations due to Licensor, no liability hereunder shall result to a Party by reason of delay in performance to the extent caused by circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, acts of Governmental Authorities including any closures due to pandemics, or terrorism. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties' obligations under this Agreement in order to mitigate the delays caused by such force majeure.

13.8.2 In the event that following the Effective Date, U.S. laws and regulations (including but not limited to the Export Administration Act of the United States of America and any related Laws) are amended to prohibit the transaction contemplated by this Agreement, then the following shall apply: (i) the Parties shall discuss the matter and method for the fulfillment of this Agreement, and if appropriate attempt in good faith to reach mutual agreement on any amendment to this Agreement to allow performance to go forward to the extent possible notwithstanding such force majeure event; and (ii) if the Parties are unable to amend this Agreement within five (5) Business Days to allow performance to go forward without violating U.S. laws and regulations (including but not limited to the Export Administration Act of the United States of America and any related Laws), then this Agreement shall be automatically terminated.

13.9 **Notices.**

13.9.1 Any payment, notice or other communication pursuant to this Agreement shall be mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery service addressed as follows or to such other address designated by written notice given to the other Party or faxed to the other party if the sender has evidence of successful transmission:

If to Licensor:
Lisata Therapeutics Inc.
110 Allen Road, Second Floor
Basking Ridge, NJ 07920
Attn: Tariq Imam
legal@lisata.com

If to Licensee:
Kuva Labs Inc.
1700 Post Oak Blvd, Ste 600
Houston, TX 77056
Attn: Andrew Hopkins
andrew.hopkins@mi2holdingsllc.com

13.9.2 Any such payment, notice or other communication shall be effective upon confirmed receipt.

13.10 **Governing Law**. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules. This Agreement is expressly acknowledged to be subject to all federal laws, including, but not limited to, the Export Administration Act of the United States of America. No conflict-of laws rule or laws that might refer such construction and interpretation to the laws of another state, republic, country or region shall be considered.

13.11 **Dispute Resolution.**

13.11.1 All claims, disputes or controversies arising out of, in connection with or in relation to this Agreement, including any and all issues of arbitrability of any such claim, dispute or controversy, and regardless of whether any such claim, dispute or controversy is based or claimed to be based in whole or in part on a claim by either Party of breach of this Agreement by the other Party shall be exclusively decided by resort to arbitration utilizing three (3) neutral arbitrators, administered by the American Arbitration Association in accordance with its Commercial Rules. The arbitration shall be held in New York City.

13.11.2 The decision of the arbitrators shall be final, binding and enforceable in any court of competent jurisdiction and the Parties agree that there shall be no appeal from the arbitrators' decision except as allowed by the laws of the State of New York. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding. The right to arbitrate shall survive the termination of the Agreement.

13.11.3 The arbitrators shall apply the choice of law as set forth in Section 13. 1 0 exclusive of its principles of conflicts of laws for determination of the rights and remedies under the Agreement and for all aspects of the award hereunder.

13.11.4 The arbitrators shall have the power to award attorney 's fees, costs and expenses to the prevailing Party in any such arbitration proceeding.

13.12 **Headings.** The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

13.13 **Counterparts.** This Agreement may be executed by an original, facsimile or electronic signature from a duly authorized person of the respective Parties and be in multiple counterparts, with such counterparts constituting one instrument.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement by their duly authorized officers effective as of the Effective Date.

LISATA THERAPEUTICS, INC.

By:

Name: David J. Mazzo, PhD

Title: President & CEO

KUVA LABS, INC.

By:

Name: Mark Land

Title: CEO

EXHIBIT A: CLINICAL SUPPLY AGREEMENT

Between Lisata Therapeutics, Inc. and Kuva Labs, Inc.

The following Clinical Supply Agreement serves as the basis for the distribution of Lisata Therapeutics, Inc.'s (**"Lisata"** or the **"Company"**) proprietary agent, Certepetide (the **"Agent"**), for Kuva Labs, Inc.'s (**"Kuva"** or the **"Collaborator"**) supported clinical trials and will be effective as of the last date of signature below (**"Effective Date"**), and upon execution will be incorporated into the Exclusive License and Collaboration Agreement by and between Company and Kuva dated on November 30, 2024 (the **"Agreement"**). This Clinical Supply Agreement describes certain deliverables to be provided by the Company pursuant to the Agreement.

In the event of any conflict between the Agreement and any provision of this Clinical Supply Agreement, the Agreement will control unless the parties' intent to alter the terms of the Agreement is expressly set forth in such provision, and such alteration shall only apply to this Clinical Supply Agreement and shall not be construed as an amendment to the terms of the Agreement. Capitalized terms used in this Clinical Supply Agreement will have the same meaning as set forth in the Agreement.

ARTICLE 1 – ADVERSE EVENTS

Collaborator shall report all serious or unexpected Grade 4 and Grade 5 adverse events that emerge during clinical studies, as described in the protocol(s), to Company as soon as practicable. In the event that Collaborator informs the FDA or equivalent regulatory agency of any serious or unexpected adverse events, Collaborator must notify the Company at the same time.

ARTICLE 2 – DRUG INFORMATION AND SUPPLY

Company agrees to provide to Collaborator, at a rate of cost plus ten percent (10%), appropriately labeled Agent in accordance with Collaborator's clinical protocol, a sufficient quantity to complete the Collaborator's clinical studies, as attached hereto in Attachment A. The Agent shall have a minimum shelf life of two years. The Company shall provide the Agent to the Collaborator only to be used solely for the treatment of patients registered to Collaborator's clinical studies, pursuant to the clinical protocol of such studies. For the avoidance of doubt, upon Collaborator's request, Company shall furnish to Collaborator, any all services, invoices and deliverables as they relate to the procurement, handling, freight, and logistics costs of the Agent.

The Company requires the Collaborator and any study participating investigators to store the Agent properly in a secure location with limited access to prevent theft or misuse. Once the

study is completed or closed to accrual and treatment, participating investigators will be required to return to the Collaborator any undispensed quantities of Agent. Previously dispensed Agent, whether partially or in full, will not be returned to the Collaborator and must be destroyed locally in accordance with the participating investigator's institutional disposal policy. The Collaborator will destroy all expired or unused Agent remaining at the end of Collaborator's clinical studies in accordance with Federal or State regulations, unless requested by Company to return the Agent to Company, at the Company's expense.

ARTICLE 3 – PUBLICATIONS AND COMMERCIALIZATION

The Collaborator and its investigators maintain the full right to present and publish the data at such time and place as they see fit. Manuscripts from all clinical trials involving Agent or those to which Company has specifically committed resources should have advisory review and comment by Company prior to submission for publication. The amount of time required for the review shall not exceed thirty (30) days. The publication or other disclosure shall be delayed for up to an additional thirty (30) days upon written request by either party to this agreement as necessary to preserve U.S. or foreign patent or other intellectual property rights.

ARTICLE 4 – USE OF NAME

Company may use, refer to, and disseminate reprints of scientific, medical, and other published articles which disclose the name of Collaborator consistent with U.S. copyright laws, provided such use does not constitute an endorsement of any commercial product or service by Collaborator. Company shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer, or imply an endorsement or recommendation of the product by the Collaborator or its investigators. Company shall not use the name of Collaborator in any advertising, packaging, or promotional material in connection with Agent except with the written permission of Collaborator, or as may be required by law.

ARTICLE 5 – LIABILITY

No indemnification for any loss, claim, damage, or liability is intended or provided by either party under this Clinical Supply Agreement. Each party shall be liable for any loss, claim, damage, or liability that said party incurs as a result of said party's activities under this Clinical Supply Agreement

ARTICLE 6 – GOVERNING LAW

This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules. This Agreement is expressly acknowledged to be subject to all federal laws, including, but not limited to, the Export Administration Act of the United States of America. No conflict-of laws rule or laws that might

refer such construction and interpretation to the laws of another state, republic, country or region shall be considered.

ARTICLE 7 – SEVERABILITY

The terms of this Clinical Supply Agreement are severable. If any item or provision of this Clinical Supply Agreement shall to any extent be invalid or unenforceable, the remainder of this Clinical Supply Agreement shall not be affected, and each remaining item and provision of this Clinical Supply Agreement and the governing Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

ARTICLE 8 – SURVIVABILITY

The provisions of this Agreement as they relate to confidentiality and Agent supply shall survive the expiration or earlier termination of this Agreement.

ARTICLE 9 – COMPLIANCE

Collaborator agrees to comply with all Department of Health and Human Services regulations relating to Human Subject use.

ARTICLE 10 – TERMINATION

i. This Agreement expires on the earlier to occur of the completion of the clinical research or five (5) years from the date of execution of this Clinical Supply Agreement. Said expiration date may be changed by mutual agreement and written amendment of this Clinical Supply Agreement.
ii. This Clinical Supply Agreement may be terminated at any time by the mutual written consent of the parties.
iii. Either party may unilaterally terminate the Clinical Supply Agreement at any time by giving written notice to the other Party at least sixty (60) days prior to the desired termination date.
iv. On expiration or earlier termination of this Clinical Supply Agreement, Collaborator will supply enough of each Agent to complete the clinical study(ies) ongoing or approved, pursuant to the provisions of Article 2.

ARTICLE 11 – AMENDMENTS

Upon mutual agreement of both parties, this Clinical Supply Agreement may be amended as necessary to ensure the agreement accurately reflects the terms and scope of the Collaborator's clinical studies. The Amendment shall be in writing signed by both the authorized representative of Company and the Collaborator.

By executing this Agreement, each of the undersigned represents and confirms that he or she is fully authorized to bind the identified entity to its terms.

LISATA THERAPEUTICS, INC.

By: [signature]

Name: David J. Mazzo, PhD

Title: President & CEO

KUVA LABS, INC.

By: [signature]

Name: Mark Land

Title: CEO

ATTACHMENT A

Summary - Estimated Needs*

Period	Use/Application	Est. Doses	Amount
2024/5	GLP Manufacturing/Stability		79.2 grams
2025	Australia Dosing and Phase 1 PDAC	45	13.2 grams
2025	Australia - All comers** - Phase 1/2	200	58.9 grams
2026	USA Phase 2/3 - All comers**	400	117.8 grams
Total			**269.1 grams**

** Dependent on regulatory approvals/permissions*

*** Multiple indications*

Estimated Volumes by Quarter*

Period		LSTA1(g)	Use
2024	December	26.4	Round 1 Manufacturing
2025	Q1	59.4	Rounds 2/3 Manuf. and half Dosing/P1 (Aus)
	Q2	26.3	Rest Dosing/P1 (Aus) plus one third of P1/2 (Aus)
	Q3	19.6	One third of P1/2 (Aus)
	Q4	19.6	One third of P1/2 (Aus)
2026	Q1	23.6	One fifth of P2/3 (USA)
	Q2	31.4	One third of remaining P2/3 (USA)
	Q3	31.4	One third of remaining P2/3 (USA)
	Q4	31.4	One third of remaining P2/3 (USA)
Total		**269.1**	

** Dependent on regulatory approvals/permissions*

EXHIBIT B: LICENSED PATENTS

Pursuant to an Exclusive License and Collaboration Agreement executed by and between Lisata Therapeutics, Inc. (**"Lisata"**) and Qilu Pharmaceutical Co., Ltd. (**"Qilu"**) dated February 14, 2021, Qilu was granted certain exclusive rights in the Greater Area of China (including China, Macau, Hong Kong and Taiwan (the **"Qilu Territory"**). As such, the below table denotes which patent families shall be excluded from worldwide rights as they are withing the Qilu Territory.

GRANTED PATENTS		
REGION	**TITLE**	**APPLICATION NO.**
WORLDWIDE EX. THE QILU TERRITORY	METHODS AND COMPOSITIONS RELATED TO INTERNALIZING RGD PEPTIDES	WO2009/126349
WORLDWIDE	METHODS AND COMPOSITIONS RELATED TO PEPTIDES AND PROTEINS WITH C-TERMINAL ELEMENTS	WO2009/105671
WORLDWIDE EX. THE QILU TERRITORY	METHODS AND COMPOSITIONS USING PEPTIDES AND PROTEINS WITH C-TERMINAL ELEMENTS	WO2011/005540

PATENT APPLICATIONS			
REGION	**TITLE**	**DATE FILED**	**APPLICATION NO.**
AUSTRALIA	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	2020235864
BRAZIL	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	BR112021017774-4
CANADA	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	3,132,813
CHINA	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	2020800334862
EUROPEAN PATENT OFFICE	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	20770764.7
HONG KONG	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	62022056549.8
JAPAN	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	2021-552755
REPUBLIC OF KOREA	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	10-2021-7032407
UNITED STATES OF AMERICA	LOW-DOSE IL-2 CO-ADMINISTERED WITH IRGD CAUSES IMMUNE STIMULATION IN TUMORS	MAR 8, 2019	62/815,917

PATENT APPLICATIONS (CONT'D)			
REGION	**TITLE**	**DATE FILED**	**APPLICATION NO.**
UNITED STATES OF AMERICA	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	16/812,107
PCT	LOW-DOSE CYTOKINE CO-ADMINISTERED WITH IRGD FOR TREATING CANCER	MAR 6, 2020	PCT/US2020/021570
UNITED STATES OF AMERICA	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	17/923,408
UNITED STATES OF AMERICA	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	17/737,008
PCT	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	PCT/US2022/027735
EUROPEAN PATENT OFFICE	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	22799544.6
AUSTRALIA	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	2022270659
CANADA	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	3217749
JAPAN	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	JP2024517221A

PATENT APPLICATIONS (CONT'D)			
REGION	**TITLE**	**DATE FILED**	**APPLICATION NO.**
REPUBLIC OF KOREA	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	MAY 4, 2022	10-2023-7041651
UNITED STATES OF AMERICA	IRGD-ANALOGS AND RELATED THERAPEUTIC METHODS	APR 8, 2022	63/329,321
AUSTRALIA	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	AU2021266721A1
REPUBLIC OF KOREA	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	KR20230006540A
EUROPEAN PATENT OFFICE	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	EP4146274A4
CANADA	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	CA3182546A1
PCT	METHODS FOR TREATING PANCREATIC CANCER AND OTHER SOLID TUMORS	MAY 4, 2021	PCT/US2021/030740